EXHIBIT 4.5
     This Capital Securities Certificate is a Book-Entry Capital Securities Certificate within the meaning of the Trust Agreement hereinafter referred to and is registered in the name of a Clearing Agency or a nominee of a Clearing Agency. This Capital Securities Certificate is exchangeable for Capital Securities Certificates registered in the name of a person other than the Clearing Agency or its nominee only in the limited circumstances described in the Trust Agreement and may not be transferred except as a whole by the Clearing Agency to a nominee of the Clearing Agency or by a nominee of the Clearing Agency to the Clearing Agency or another nominee of the Clearing Agency, except in the limited circumstances described in the Trust Agreement.
     Unless this Capital Security Certificate is presented by an authorized representative of The Depository Trust Company, a New York Corporation (“DTC”), to Comerica Capital Trust II or its agent for registration of transfer, exchange or payment, and any Capital Security Certificate issued is registered in the name of Cede & Co. or such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO A PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.
     NO EMPLOYEE BENEFIT OR OTHER PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) (EACH, A “PLAN”), NO ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF ANY PLAN’S INVESTMENT IN THE ENTITY (A “PLAN ASSET ENTITY”), AND NO PERSON INVESTING “PLAN ASSETS” OF ANY PLAN, MAY ACQUIRE OR HOLD THIS CAPITAL SECURITIES CERTIFICATE OR ANY INTEREST HEREIN, UNLESS SUCH PURCHASER OR HOLDER IS ELIGIBLE FOR THE EXEMPTIVE RELIEF AVAILABLE UNDER U.S. DEPARTMENT OF LABOR PROHIBITED TRANSACTION CLASS EXEMPTION (“PTCE”) 96-23, 95-60, 91-38, 90-1 OR 84-14 OR ANOTHER APPLICABLE EXEMPTION WITH RESPECT TO SUCH PURCHASE OR HOLDING OR THE REQUIREMENTS OF U.S. DEPARTMENT OF LABOR REGULATION SECTION 2550.401c-1 ARE SATISFIED SUCH THAT THE CAPITAL SECURITIES CERTIFICATE HELD BY THE PURCHASER OR HOLDER DOES NOT CONSTITUTE “PLAN ASSETS” AND, IN THE CASE OF ANY PURCHASER OR HOLDER RELYING ON ANY EXEMPTION OTHER THAN PTCE 96-23, 95-60, 91-38, 90-1 OR 84-14 OR U.S. DEPARTMENT OF LABOR REGULATION SECTION 2550.401c-1, HAS COMPLIED WITH ANY REQUEST BY THE SPONSOR OR THE ISSUER TRUST FOR AN OPINION OF COUNSEL OR OTHER EVIDENCE WITH RESPECT TO THE AVAILABILITY OF SUCH EXEMPTION. ANY PURCHASER OR HOLDER OF THIS CAPITAL SECURITIES CERTIFICATE OR ANY INTEREST HEREIN WILL BE DEEMED TO HAVE REPRESENTED BY ITS PURCHASE AND HOLDING HEREOF THAT IT EITHER (A) WILL NOT RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER ERISA OR THE CODE OR (B) IF IT COULD RESULT IN A PROHIBITED TRANSACTION, IT IS ELIGIBLE FOR THE EXEMPTIVE RELIEF AVAILABLE UNDER PTCE 96-23, 95-60, 91-38, 90-1 OR 84-14 OR ANOTHER APPLICABLE EXEMPTION WITH RESPECT TO SUCH PURCHASE OR HOLDING OR U.S. DEPARTMENT OF LABOR REGULATION SECTION 2550.401c-1.

[FORM OF CAPITAL SECURITIES CERTIFICATE]

Certificate Number – CUSIP NO. 20036CAA7	Liquidation Amount of Capital Securities
Certificate Evidencing Capital Securities of Comerica Capital Trust II
6.576% Capital Securities (liquidation amount $1,000 per Capital Security)
     Comerica Capital Trust II, a statutory trust created under the laws of the State of Delaware (the “Issuer Trust”), hereby certifies that                      (the “Holder”) is the registered owner of                                          (                    ) Capital Securities of the Trust representing an undivided preferred beneficial interest in the assets of the Trust and designated the Comerica Capital Trust II 6.576% Capital Securities (liquidation amount $1,000 per Capital Security) (the “Capital Securities”). The Capital Securities are transferable on the books and records of the Issuer Trust, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer as provided in the Trust Agreement (as defined below). The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Capital Securities are set forth in, and this certificate and the Capital Securities represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Amended and Restated Declaration of Trust and Trust Agreement of the Issuer Trust, dated as of February 20, 2007, as the same may be amended from time to time (the “Trust Agreement”), among Comerica Incorporated, as Sponsor, The Bank of New York, as Property Trustee, The Bank of New York (Delaware), as Delaware Trustee, the Administrative Trustee named therein, and the Holders of Trust Securities, including the designation of the terms of the Capital Securities as set forth therein. The Holder is entitled to the benefits of the Guarantee Agreement, dated as of February 20, 2007 (the “Guarantee Agreement”), by and between Comerica Incorporated, as Guarantor, and The Bank of New York, as Guarantee Trustee, to the extent provided therein. The Issuer Trust will furnish a copy of the Trust Agreement and the Guarantee Agreement to the Holder without charge upon written request to the Issuer Trust at its principal place of business or registered office.
     Upon receipt of this certificate, the Holder is bound by the Trust Agreement and is entitled to the benefits thereunder.

     IN WITNESS WHEREOF, the Administrative Trustee of the Issuer Trust has executed this certificate this 20th day of February, 2007.

COMERICA CAPITAL TRUST II

By:
Name:	Paul E. Burdiss
Title:	Administrative Trustee

PROPERTY TRUSTEE’S CERTIFICATE OF AUTHENTICATION
     This is one of the Capital Securities referred to in the above mentioned Trust Agreement.
Dated: February 20, 2007

THE BANK OF NEW YORK, as Property Trustee

By:
Name:
Title:

ASSIGNMENT
     FOR VALUE RECEIVED, the undersigned assigns and transfers this Capital Security to:

(Insert assignee’s social security or tax identification number):

(Insert address and zip code of assignee) and irrevocably appoints:

agent to transfer this Capital Security Certificate on the books of the Issuer Trust. The agent may substitute another to act for him or her.

Date:	Signature:

(Sign exactly as your name appears on the other side of this Capital Security Certificate.) The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.